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                                                                                                   EXHIBIT 11
                                            FEDERATED DEPARTMENT STORES, INC.

                                 Exhibit of Primary and Fully Diluted Earnings Per Share
                                          (thousands, except per share figures)

                                          13 Weeks Ended                                  26 Weeks Ended
                                July 30, 1994           July 31,1993          July 30, 1994           July 31, 1993
                             Shares      Income       Shares     Income     Shares      Income     Shares     Income
Net income and average
 number of shares
 outstanding..............    126,578   $ 3,772      126,309    $  8,853     126,517   $ 35,994    126,260   $ 27,008
Earnings per share........          $.03                    $ .07                  $.28                 $.21

PRIMARY COMPUTATION:
  Average number of common
   share equivalents:
    Shares to be issued to
     the U.S. Treasury....        122                    163                     122                   163
    Deferred compensation
     plan.................         62                      -                      51                     -
    Stock options.........        193                    335                     265                   260
      Adjusted number of
       common and common
       equivalent shares
       outstanding and
       adjusted net
       income.............    126,955     3,772      126,807       8,853     126,955     35,994    126,683     27,008
      Primary earnings
       per share..........          $.03                    $.07                     $.28                  $.21

FULLY DILUTED COMPUTATION:
  Additional adjustments
   to a fully diluted
   basis:
    Stock options.........          -                     14                       1                    14
      Adjusted number of
       shares outstanding
       and net income on a
       fully diluted basis    126,955   $ 3,772      126,821    $  8,853     126,956   $ 35,994    126,697   $ 27,008

      Fully diluted earnings
       per share..........          $.03                    $.07                   $.28                 $.21


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